Exhibit (d)(1)(ii)

DATED: January 24, 2014

SCHEDULE A
TO THE
INVESTMENT ADVISORY AGREEMENT
BETWEEN ASPIRATION FUNDS
AND
ASPIRATION FUND ADVISER, LLC
 Updated: December 06, 2016

Name of Fund	Compensation
Aspiration Flagship Fund	Annual rate of 0.00% of the average daily net assets of the Fund.
Aspiration Redwood Fund	Annual rate of 0.00% of the average daily net assets of the Fund.

Aspiration Funds

By:

Name:  Andrei Cherny

Title:  President

Aspiration Fund Adviser, LLC

By:

Name:  Andrei Cherny

Title:  President